EX-99.B-77D(g)

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

INVESTED PORTFOLIOS

Supplement dated October 14, 2016 to the

InvestEd Portfolios Prospectus

dated April 29, 2016

as supplemented September 30, 2016

Effective immediately, the prospectus is revised as follows:

The following replaces the “Defining Risks — Money Market Fund Regulatory Risk” section on page 43:

Money Market Fund Regulatory Risk — As a money market fund, Ivy Government Money Market Fund is subject to the specific rules governing money market funds and is subject to regulation by the SEC. In July 2014, the SEC adopted final rules governing money market funds, which will affect the manner in which money market funds are structured and operated. In accordance with the final rules, the Fund has converted to a “government money market fund.” The precise impact of this conversion on the Fund’s structure and operations and on the money market fund industry in general has not yet been determined, but any related changes to the Fund’s investment strategy and operations and/or any impact on the trading and value of money market instruments may negatively affect the Fund’s expenses, operations, returns and liquidity. The conversion of money market funds to “government money market funds,” in general, could lead to supply issues within the U.S. Treasury securities market as demand increases for U.S. government securities.

The following is inserted immediately following the “Defining Risks — REIT-Related Risk” section on page 45:

Repurchase Agreements Risk — Repurchase agreements are agreements in which the seller of a security to the Fund agrees to repurchase that security from the Fund at a mutually agreed-upon price and time. The return on the securities subject to the repurchase agreement may be more or less than the return on the repurchase agreement. Repurchase agreements carry the risk that the counterparty may not fulfill its obligations under the agreement. This could cause the Fund’s income to decline and may impact the Fund’s performance.

The following is inserted immediately following the “Defining Risks — Value Stock Risk” section on page 45:

When-Issued and Delayed-Delivery Transaction Risk — Ivy Government Money Market Fund may purchase securities in which it may invest on a when-issued or delayed-delivery basis or sell them on a delayed-delivery basis. The securities so purchased or sold are subject to market fluctuation; their value may be less or more when delivered than the purchase price paid or received. When purchasing securities on a when-issued or delayed-delivery basis, the Fund assumes the rights and risks of ownership, including the risk of price and yield fluctuations. If the other party to a delayed-delivery transaction fails to deliver to pay for the securities, the Fund could miss a favorable price or yield opportunity, or could suffer a loss.

*****

INVESTED PORTFOLIOS

Supplement dated October 14, 2016 to the

InvestEd Portfolios Statement of Additional Information

dated April 29, 2016

as supplemented September 30, 2016

The following information supplements and supersedes any contrary information in the statement of additional information.

The following replaces the second and third paragraphs of the “Investment Advisory and Other Services — Administrative and Shareholder Servicing Fee” section on page 60:

Under the Shareholder Servicing Agreement for each of the Waddell & Reed Advisors underlying funds, the fund pays WISC a monthly fee equal to one-twelfth of 0.15 of 1% of the average daily net assets of Class Y shares for the preceding month.

Under the Shareholder Servicing Agreement for Ivy International Core Equity Fund and Ivy Limited-Term Bond Fund, with respect to Class R6 shares, the fund pays WISC an amount payable on the first day of the month equal to 1/12 of 0.01 of 1% of the average daily net assets of Class R6 shares for the preceding month. Ivy Government Money Market Fund pays WISC a monthly fee of $1.75 for each shareholder account which was in existence at any time during the prior month.

The following replaces the third paragraph of the “Investment Advisory and Other Services — Accounting Services Fee” section on page 60:

Each Portfolio invests its assets almost exclusively in the Class Y shares of the underlying Waddell & Reed Advisors Funds and, for certain Portfolios, the Class R6 shares of Ivy International Core Equity Fund and Ivy Limited-Term Bond Fund (Class A shares for Ivy Government Money Market Fund), and these investments are made without the payment of any commission or other sales charge.

The following replaces the second full paragraph of the “Purchase, Redemption and Pricing of Shares — Reduced Sales Charges” section on page 70:

Shares of Waddell & Reed Advisors Cash Management or Ivy Government Money Market Fund are not eligible for either Rights of Accumulation or LOI privileges, unless such shares have been acquired by exchange for Class A shares on which a sales charge was paid, or as a dividend or other distribution on such acquired shares.

The following replaces the third sentence of the first paragraph of the “Purchase, Redemption and Pricing of Shares — Reduced Sales Charges—Other Funds within Waddell & Reed Advisors Funds, Ivy Funds and InvestEd Portfolios” section on page 70:

For these purposes, Class A shares of Waddell & Reed Advisors Cash Management or Class A or E shares of Ivy Government Money Market Fund that were acquired by exchange of another fund within Waddell & Reed Advisors Funds or Ivy Funds in Class A or Class E shares on which a sales charge was paid, plus the shares paid as dividends on those acquired shares, also are taken into account.

The following replaces the second sentence of the second paragraph of the “Purchase, Redemption and Pricing of Shares — Reasons for Differences in the Public Offering Price of Trust Shares” section on page 71:

Exchanges at NAV are permitted because a sales charge has already been paid on the shares exchanged, except that exchanges from Class A shares of Waddell & Reed Advisors Cash Management or Ivy Government Money Market Fund are subject to the sales charge applicable to the Portfolio being exchanged into, unless the shares of Waddell & Reed Advisors Cash Management or Ivy Government Money Market Fund were previously acquired by an exchange from Class A shares of another fund within Waddell & Reed Advisors Funds or Ivy Funds on which a sales charge was already paid.

The following replaces the last sentence of the first full paragraph of the “Purchase, Redemption and Pricing of Shares — Determination of Offering Price” section on page 74:

However, Ivy Government Money Market Fund is designed so that the value of each share of the fund (the NAV per share) will remain fixed at $1.00 per share except under extraordinary circumstances, although there is no assurance that the fund will be successful in meeting this objective.

The following replaces the “Purchase, Redemption and Pricing of Shares—Valuation—Waddell & Reed Advisors Cash Management” section beginning on page 75:

Valuation — Ivy Government Money Market Fund (the “Fund” for purposes of this section)

Ivy Government Money Market Fund operates under Rule 2a-7, which permits it to value its portfolio securities on the basis of amortized cost, provided it meets certain conditions. The amortized cost method of valuation is accomplished by valuing a security at its cost and thereafter assuming a constant amortization rate to maturity of any discount or premium, and does not reflect the impact of fluctuating interest rates on the market value of the security. This method does not take into account unrealized gains or losses.

While the amortized cost method provides some degree of certainty in valuation, there may be periods during which value, as determined by amortized cost, is higher or lower than the price the Fund would receive if it sold the instrument. During periods of declining interest rates, the daily yield on the Fund’s shares may tend to be higher than a like computation made by a fund with identical investments utilizing a method of valuation based upon market prices and estimates of market prices for all of its portfolio instruments and changing its dividends based on these changing prices. Thus, if the use of amortized cost by the Fund resulted in a lower aggregate portfolio value on a particular day, a prospective investor in the Fund’s shares would be able to obtain a somewhat higher yield than would result from investment in such a fund, and existing investors in the Fund’s shares would receive less investment income. The converse would apply in a period of rising interest rates.

Under Rule 2a-7, the Fund’s Board has established procedures designed to stabilize, to the extent reasonably possible, the Fund’s price per share as computed for the purpose of sales and redemptions at $1.00. As required, such procedures include review of the Fund’s portfolio holdings by the Fund’s Board at such intervals as it may deem appropriate and at such intervals as are reasonable in light of current market conditions to determine whether the Fund’s NAV calculated by using available market quotations or an appropriate substitute that reflects current market conditions (market valuation) deviates from the per share value based on amortized cost.

Under Rule 2a-7, if the extent of any deviation between the NAV per share based upon available market valuation and the NAV per share based on amortized cost exceeds one-half of 1%, the Fund’s Board must promptly consider what action, if any, will be initiated. When the Fund’s Board believes that the extent of any deviation may result in material dilution or other unfair results to investors or existing shareholders, it is required to take such action as it deems appropriate to eliminate or reduce to the extent reasonably practicable such dilution or unfair results. Such actions could include the sale of portfolio securities prior to maturity to realize capital gains or losses or to shorten average portfolio maturity, withholding dividends or payments of distributions from capital or net realized capital gains (if any), redemptions of shares in kind, establishing a NAV per share using available market quotations, or suspending redemption of Ivy Government Money Market Fund’s shares and liquidating the Fund.

*****

INVESTED PORTFOLIOS

Supplement dated December 29, 2016 to the

InvestEd Portfolios Prospectus

dated April 29, 2016

as supplemented September 30, 2016 and October 14, 2016

Effective January 1, 2017, the following changes are made to the third paragraph of the “Your Account — Choosing a Portfolio — Potential Conflicts of Interest” section on page 54:

The words “, its financial advisors” in the second sentence and the entire fourth sentence are both deleted.

In addition, the last sentence of the section entitled “Account Registration” on page 55 is revised as follows:

This fee will be waived for Arizona residents and for accounts enrolled with Automatic Investment Service (AIS).